Exhibit 99.1

SAFETY ANNOUNCES SECOND QUARTER 2012 RESULTS AND RAISES THIRD QUARTER 2012 DIVIDEND

Boston, Massachusetts, August 1, 2012.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2012 results.  Net income for the quarter ended June 30, 2012 was $17.0 million, or $1.11 per diluted share, compared to net income of $4.1 million, or $0.27 per diluted share, for the comparable 2011 period.  Net income for the six months ended June 30, 2012 was $34.2 million, or $2.24 per diluted share, compared to $0.1 million, or $0.01 per diluted share, for the comparable 2011 period.  Safety’s book value per share increased to $44.52 at June 30, 2012 from $43.22 at December 31, 2011.  Safety paid $0.50 per share in dividends to investors during each of the quarters ended June 30, 2012 and 2011.  Safety paid $2.00 per share in dividends to investors during the year ended December 31, 2011.

Today, our Board of Directors approved and declared an increase in the quarterly cash dividend from $0.50 to $0.60 per share on the issued and outstanding common stock, payable on September 14, 2012 to shareholders of record at the close of business on September 4, 2012.

Direct written premiums for the quarter ended June 30, 2012 increased by $12.7 million, or 7.3%, to $185.8 million from $173.1 million for the comparable 2011 period.  Direct written premiums for the six months ended June 30, 2012 increased by $24.9 million, or 7.4%, to $362.1 million from $337.2 million for the comparable 2011 period.  The 2012 increases occurred primarily in our personal automobile, commercial automobile, and homeowners business lines, which experienced increases of 4.9%, 1.0%, and 4.4%, respectively, in average written premium per exposure.  Written exposures decreased slightly in our personal automobile line by 0.4% and increased by 14.5% and 8.9%, respectively, in our commercial automobile and homeowners business lines.

Net written premiums for the quarter ended June 30, 2012 increased by $9.2 million, or 5.5%, to $177.0 million from $167.8 million for the comparable 2011 period.  Net written premiums for the six months ended June 30, 2012 increased by $21.0 million, or 6.4%, to $346.3 million from $325.3 million for the comparable 2011 period.  Net earned premiums for the quarter ended June 30, 2012 increased by $10.4 million, or 7.0%, to $159.1 million from $148.7 million for the comparable 2011 period.  Net earned premiums for the six months ended June 30, 2012 increased by $21.3 million, or 7.2%, to $314.6 million from $293.3 million for the comparable 2011 period.  Net written and net earned premiums increased primarily due to increases in our personal automobile and homeowners business lines as discussed above.

Net investment income for the quarter ended June 30, 2012 increased by $1.0 million, or 10.9%, to $10.5 million from $9.5 million for the comparable 2011 period.  Net investment income for the six months ended June 30, 2012 increased by $0.8 million, or 3.9%, to $20.4 million from $19.6 million for the comparable 2011 period.  Net effective annualized yield on the investment portfolio increased to 3.8% and 3.7%, respectively, for the quarter and six months ended June 30, 2012 from 3.5% and 3.6%, respectively, for the comparable 2011 periods.  Our duration was 3.6 years at June 30, 2012, down from 3.7 years at December 31, 2011.

For the quarter ended June 30, 2012, loss and loss adjustment expenses incurred decreased by $11.5 million, or 10.1%, to $102.7 million from $114.2 million for the comparable 2011 period.  For the six months ended June 30, 2012, loss and loss adjustment expenses incurred decreased by $35.1 million, or 14.9%, to $200.7 million from $235.8 million for the comparable 2011 period.  The decrease was primarily due to the absence of catastrophe losses during the quarter and six months ended June 30, 2012, compared to $22.1 million and $41.0 million, respectively, in pre-tax catastrophic weather event losses during the comparable 2011 periods.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended June 30, 2012 were 64.6%, 30.2%, and 94.8%, respectively, compared to 76.8%, 29.6%, and 106.4%, respectively, for the comparable 2011 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the six months ended June 30, 2012 were 63.8%, 30.7%, and 94.5%, respectively, compared to 80.4%, 29.6%, and 110.0%, respectively, for the comparable 2011 period.  Total prior year favorable development included in the pre-tax results for the quarter and six months ended June 30, 2012 was $3.6 million and $7.6 million, respectively, compared to $9.1 million and $18.8 million, respectively, for the comparable 2011 periods.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2011 Form 10-K with the SEC on March 13, 2012 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.
Office of Investor Relations
877-951-2522
InvestorRelations@SafetyInsurance.com

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2011 filed with the SEC on March 13, 2012.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,057,108 and $1,032,660)	$1,115,507	$1,086,813
Equity securities, at fair value (cost: $21,037 and $20,431)	22,303	21,080
Total investments	1,137,810	1,107,893
Cash and cash equivalents	87,991	37,890
Accounts receivable, net of allowance for doubtful accounts	175,996	154,143
Receivable for securities sold	41	—
Accrued investment income	10,657	10,169
Taxes recoverable	1,814	8,406
Receivable from reinsurers related to paid loss and loss adjustment expenses	8,606	3,526
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	51,820	51,774
Ceded unearned premiums	15,455	14,022
Deferred policy acquisition costs	62,026	56,716
Equity and deposits in pools	14,511	14,507
Other assets	15,516	13,448
Total assets	$1,582,243	$1,472,494

Liabilities
Loss and loss adjustment expense reserves	$403,459	$403,872
Unearned premium reserves	362,679	329,562
Accounts payable and accrued liabilities	47,831	52,032
Payable for securities purchased	52,620	—
Payable to reinsurers	10,335	5,338
Deferred income taxes	5,194	3,014
Other liabilities	18,786	22,363
Total liabilities	900,904	816,181

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,032,693 and 16,915,432 shares issued	170	169
Additional paid-in capital	160,116	157,167
Accumulated other comprehensive income, net of taxes	38,782	35,621
Retained earnings	537,840	518,925
Treasury stock, at cost: 1,728,645 shares	(55,569)	(55,569)
Total shareholders’ equity	681,339	656,313
Total liabilities and shareholders’ equity	$1,582,243	$1,472,494

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net earned premiums	$159,070	$148,720	$314,606	$293,366
Net investment income	10,500	9,470	20,409	19,635
Net realized gains on investments	617	1,277	1,073	858
Finance and other service income	4,521	4,470	9,026	8,875
Total revenue	174,708	163,937	345,114	322,734

Losses and loss adjustment expenses	102,695	114,184	200,739	235,814
Underwriting, operating and related expenses	48,010	44,071	96,548	86,700
Interest expense	22	21	44	43
Total expenses	150,727	158,276	297,331	322,557

Income before income taxes	23,981	5,661	47,783	177
Income tax expense	7,025	1,576	13,618	45
Net income	$16,956	$4,085	$34,165	$132

Earnings per weighted average common share:
Basic	$1.11	$0.27	$2.24	$0.01
Diluted	$1.11	$0.27	$2.24	$0.01

Cash dividends paid per common share	$0.50	$0.50	$1.00	$1.00

Number of shares used in computing earnings per share:
Basic	15,302,801	15,184,605	15,260,080	15,142,682
Diluted	15,309,012	15,198,804	15,267,434	15,159,513

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Written Premiums
Direct	$185,830	$173,130	$362,083	$337,214
Assumed	4,006	4,530	8,729	8,697
Ceded	(12,843)	(9,835)	(24,521)	(20,567)
Net written premiums	$176,993	$167,825	$346,291	$325,344

Earned Premiums
Direct	$166,868	$155,481	$329,274	$306,952
Assumed	4,154	4,000	8,421	7,890
Ceded	(11,952)	(10,761)	(23,089)	(21,476)
Net earned premiums	$159,070	$148,720	$314,606	$293,366